JOVIAN PETROLEUM CORPORATION MASTER SERVICE CONTRACT FOR OPERATIONS & MAINTENANCE SERVICES CLIENT: ROCKDALE RESOURCES CORPORATION Field: Minerva-Rockdale (Noack) Field

JOVIAN PETROLEUM CORPORATION

MASTER SERVICE CONTRACT

FOR OPERATIONS & MAINTENANCE SERVICES

Date: December 15th, 2014

Release for Services Requested by: David Baker

Agreement dated December 15, 2014 by and between JOVIAN PETROLEUM CORPORATION (“JOVIAN”) and ROCKDALE RESOURCES CORPORATION. (“Company”)

RECITIALS:

A.	JOVIAN is engaged in the business of operating onshore oil and gas production facility ("Production Facility") in the State of Texas, ___________County.

B.      Company presently owns and operates one Production Facility.

C.	The parties desire to establish standard terms under which JOVIAN will operate Production

Facility designated by Company.

D.	The consideration for each party to enter into the Agreement is not independent but is made up of the benefits accruing to each under the terms of the Agreement.

E.       Company will be the Operator of record

AGREEMENT:

1.	Identification of Facility: JOVIAN shall provide operations services for the Company’s Production Facility called Minerva-Rockdale, also known as the Noack Lease (“Production Facility”) further described in Work Release attached hereto as Exhibit A. Exhibit A shall stipulate the precise location of the facility.

2.	Services to be Performed: JOVIAN shall provide all field operations and field related accounting services ("the Services") reasonably and necessarily to operate the Production Facility described in Exhibit A, including all Services set forth in Exhibit A.

3.	Supplies: Supplies shall include those provided by JOVIAN reasonably necessary to perform the Services. JOVIAN does not warranty any supplies provided to perform the Services.

4.	Compensation: As compensation for the Services and supplies to be provided by JOVIAN, Company shall pay JOVIAN the amounts set forth in Exhibit A.

5.	Payment Terms: JOVIAN shall submit to Company monthly invoices for Services, supplies and all other items. Invoices are due and payable in full, within thirty (30) days from the date of the invoice. If any invoice, or any portion thereof, is not paid in full on or before the due date, then Company shall also pay JOVIAN interest on the unpaid balance at the rate of one and one half (1.5%) percent per month, or the maximum rate allowed by law, for each day that the invoice remains unpaid.

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6.	Insurance coverages: With respect to each Production Facility subject to this Agreement, JOVIAN shall procure, and at all times maintain in force and effect, policies of insurance providing the coverages set forth in Exhibit B hereto. Prior to commencement of any Services on a Production Facility, JOVIAN shall deliver to Company certificates of insurance evidencing that all such insurance policies and coverages are in force and effect with respect to such Production Facility. In addition, the Company shall confirm that the Production facility are insured under the Company’s policy.

7.	Indemnification:

Indemnification for Work governed by the State of Texas

1.	JOVIAN agrees to and shall INDEMNIFY, DEFEND AND HOLD HARMLESS COMPANY, including all parent, subsidiary, and affiliated companies, their officers, directors, agents, servants, and employees ("the Company Indemnified Parties") from and against all claims, demands, liabilities, causes of action, attorney's fees, expenses, and costs for alleged property damage, bodily injury, illness, death, lost profits, and other damages or injuries alleged or asserted by any agent, employee, contractor, subcontractor, invitee or licensee of JOVIAN ("JOVIAN Claimants") arising out of or in any way related to the Services provided hereunder or in any way related to the Production Facility, regardless of whether the claim is based upon contract, tort, or any statute, ordinance, rule or regulation, and REGARDLESS OF WHETHER CAUSED BY THE SOLE, JOINT, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE FAULT, NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY, OR BREACH OF ANY LEGAL DUTY WHATSOEVER BY COMPANY OR THE COMPANY INDEMNIFIED PARTIES. It is the express intention of this Agreement that JOVIAN indemnify, hold harmless, and upon demand protect and defend, the Company Indemnified Parties for their own sole fault and the comparative fault of the Company Indemnified Parties with any other person or entity, including JOVIAN. In the event that any statute or rule of law would render void, voidable, or unenforceable any part of JOVIAN's indemnity obligation, then and only in such event, such indemnity clause or clauses shall be modified, read, construed, and enforced to the fullest extent permitted by law, and any obligation which is enforceable shall remain in full force and effect and be binding upon the parties to the Agreement.

2.	Company agrees to and shall INDEMNIFY, DEFEND AND HOLD HARMLESS JOVIAN, including all parent, subsidiary, and affiliated companies, their officers, directors, agents, servants, and employees (the JOVIAN Indemnified Parties) from and against all claims, demands, liabilities, causes of action, attorney's fees, expenses, and costs for alleged property damage, bodily injury, illness, death, lost profits, and other damages or injuries alleged or asserted by any agent, employee, contractor, subcontractor, invitee or licensee of Company ("the Company Claimants"), excluding the JOVIAN Claimants, arising out of or in any way related to the Services provided hereunder or in any way related to the Production Facility, regardless of whether the claim is based upon contract, tort, or any statute, ordinance, rule or regulation, and REGARDLESS OF WHETHER CAUSED BY THE SOLE, JOINT, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE FAULT, NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY, OR BREACH OF ANY LEGAL DUTY WHATSOEVER BY JOVIAN OR THE JOVIAN INDEMNIFIED PARTIES. It is the express intention of This Agreement that Company indemnify, hold harmless, and upon demand protect and defend, the JOVIAN Indemnified Parties for their own sole fault and the comparative fault of the JOVIAN Indemnified Parties with any other person or entity, including Company. In the event that any statute or rule of law would render void, voidable, or unenforceable any part of Company's indemnity obligation, then and only in such event, such indemnity clause or clauses shall be modified, read, construed, and enforced to the fullest extent permitted by law, and any obligation which is enforceable shall remain in full force and effect and be binding upon the parties to the Agreement.

8.	Remedies for Breach:

a.     In the event of the failure of JOVIAN to provide the Services or supplies contemplated hereunder Company may terminate this Agreement. In no event shall JOVIAN be liable to Company for delays, curtailment of operation, process failure, loss of profits, reservoir damage or any consequential damages.

b. In the event of the failure of Company to perform its payment obligations hereunder, JOVIAN may terminate this Agreement. In no event shall Company be liable to JOVIAN for lost profits or any consequential damages.

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c. Company and JOVIAN agree that neither shall be liable to the other for:

                                      i.        loss of or damage to the Production Facility or any other wells or equipment being operated by JOVIAN pursuant to this Agreement,

                                     ii.        uncontrolled well conditions (including fire, re-establishing control of the well, clean-up, and removing resulting pollution or contamination),

                                    iii.        injury to or death of third parties arising out of an uncontrolled well, or

                                    iv.        damage to underground formations, suffered as a result of any act done or omitted in good faith in the performance of this Agreement unless such loss, condition, or damage is caused by the gross negligence or willful misconduct of the acting or omitting party.

                                     v.        Fines or penalties incurred as a result of facility inspections by the U. S. Minerals Management Service or Texas Railroad Commission.

10.

Force Majeure: Neither party hereto shall be liable for damage to the other for any act, omission or circumstances occasioned by or in connection with, or as a consequence of, and the obligations of the parties except for the payment of money shall be suspended during continuance of, any "force majeure" conditions, including but not limited to any acts of God, strikes, lockouts or other industrial disturbances, acts of public enemy, sabotage, wars, blockades, insurrections, riots, epidemics, lightning, landslides, earthquakes, floods, fires, arrests, restraints of rulers and peoples, civil disturbances and the binding order of any court or governmental authority which has been resisted in good faith by all reasonable legal means, or any other cause, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension, and which, by the exercise of due diligence, such party is unable to prevent or overcome. Such causes or contingencies affecting the performance of the Agreement by the parties hereto, however, shall not relieve either party of liability in the event of its concurring negligence or in the event of its failure to use diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting the performance of this Agreement relieve any party of liability unless such party shall give notice and full particulars of the same in writing or by telegram to the other party as soon as possible after the occurrence relied on, and like notice shall be given upon termination of such "force majeure" conditions.

11.	Independent Contractor: JOVIAN is an independent contractor, the Company being interested only in the results obtained. This is evidenced by the Company's lack of control over the Services, JOVIAN's obligation to provide the necessary tools, supplies and materials to perform the Services, and the skill required of JOVIAN for the performance of the Services. JOVIAN acknowledges that neither they or any of their employees are employees of the Company.

12.	Liens: Company shall pay promptly any and all amounts owing by it for Services and supplies provided by JOVIAN under the Agreement to prevent liens to Company's property, whether real or personal, and JOVIAN hereby indemnifies Company for any and all such claims and liens.

13.	Term: This contract will continue in full force and effect for a period of 3 months from the date hereof ("the Initial Term") and thereafter from month to month until terminated under the provisions of this Agreement. After the Initial Term either party hereto may cancel this contract by giving the other party thirty (30) days written notice of such cancellation, but neither party hereto shall, by the termination of this contract, be relieved of its respective obligations and liabilities arising from or incident to work performed or Services rendered hereunder prior to the time this contract is terminated.

14.	Notices: Any notice, instruction, authorization, request, demand or waiver hereunder shall be in writing, and shall be delivered either by personal delivery, by telecopy or similarfacsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the address indicated herein, or at such other address and number as a party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

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Company: ROCKDALE RESOURCES CORPORATION

____________________________________

____________________________________

Contractor: JOVIAN PETROLEUM CORPORATION

710 North Post Oak Rd

Suite 555

Houston, TX , 77024

15.	Applicable Law: This Contract shall be governed by the State of Texas. In the event one or more of the provisions contained in this agreement shall be held, for any reason, to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or unenforceability shall not affect the remaining provisions hereof, and this agreement shall remain unaffected and shall be construed as if such invalid, void, illegal or unenforceable provision never had been contained herein.

16.	Audits: Company shall have the right, which shall survive termination of this Contract, to audit from time to time Contractor's financial records and books concerning the work performed hereunder for the period of twelve (12) months after completion of same.

17.	Entire Agreement: This 7-page document constitutes the entire agreement of the parties with respect to the subject matter herein and supersedes any prior or contemporaneous agreements, understandings or representations relating thereto.

18.	Waiver: Modification and Assignment. Any waiver, alteration or modification of any provisions of this contract shall not be valid unless in writing and signed by the parties.

Neither party shall assign this Agreement without the prior written consent of the other party.

ROCKDALE RESOURCES CORPORATION

By: __________________________________________________

Name: ________________________________________________

Title: _________________________________________________

JOVIAN PETROLEUM CORPORATION

By: ___________________________________________________

Name: _________________________________________________

Title: __________________________________________________

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EXHIBIT A

JOVIAN PETROLEUM CORPORATION

WORK RELEASE ADDENDUM

TO MASTER SERVICES AGREEMENT

FOR OPERATIONS & MAINTENANCE SERVICES

Date: December 15th, 2014

Release for Services Requested by: David Baker

This Work Release is subject to the terms and conditions of Master Services Agreement for Operations and Maintenance, between Jovian Petroleum Corporation (“Contractor”) and Rockdale Resources Corporation (“Company”), effective December 15th, 2014. NOTHING CONTAINED IN THIS WORK RELEASE SHALL BE CONSTRUED AS AN AMENDMENT TO THE TERMS OF THE REFERENCED MASTER CONTRACT.

Contractor: JOVIAN PETROLEUM CORPORATION

710 North Post Oak Road

Suite 555

Houston, TX 77024

Project Identification: Minvera-Rockdale (Noack) Lease

Effective Date: 12-15-2014

Expected Completion Date: On-going

Description/Scope of Service/Additional Terms and Conditions:

See Attachments

1.	Activity and Cost Responsibility of the Parties
2.	Scope of Work

The term of this Work Release, from the effective date, will continue thereafter from month-to-month until terminated under the provisions of the contract. Either party to the contract may cancel the contract by giving the other party thirty (30) days written notice of such cancellation. The terms of this agreement are binding to the either party and its affiliates.

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Compensation: Fixed monthly vs. Variable monthly

FIXED:

VARIABLE:

Position	Call Out Rate

Field Supervisor	$85.00
“A” Operator (as necessary)	$48.00
“B” Operator (as necessary)	$42.00
“C” Operator (Pumper)	$25.00
Mechanic (as necessary)	$46.00
Accounting (Houston Office)	$85.00

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a)	The Contractor Purchase Order system will be used to track and approve all costs in the field. Jovian operations personnel will complete a purchase order for any parts, materials and/or services. These purchase orders require approval of Company prior to purchase. Parts, materials or third party services, not a part of the base contract amount, will be procured by Contractor, on behalf of Company for Company’s account. Alternatively, if such parts, etc., are paid by Contractor and re-invoiced to Company, a 7.5% service charge will be applied.

b)	Company reserves the right to assume cost responsibility for transportation and/or other services before the end of the term of this agreement.

c)	Jovian strives continuously to obtain the best rates for its clients for any subcontracted services. Prices quoted in this proposal incorporate the rates currently in effect for such subcontracted services, parts and materials. From time-to-time Jovian’s subcontractors and/or vendors may increase/decrease their rates and/or surcharges, which in turn impact Jovian’s costs.

Jovian will pass through such increase/decreases in costs (identified specifically as such by Jovian vendors and subcontractors on their invoices to Jovian) and request that prices and rates contained in this Exhibit A be adjusted to reflect any rate changes and/or surcharges imposed by its vendors and subcontractors. Any request to increase/decrease rates and/or surcharges will be thoroughly documented.

d)	Jovian shall submit monthly invoices for the “Lump Sum Rate”, quoted in this work release addendum, on the first working day of the month for the month in which the services are to be provided. Invoices for extra hours, boat usage and any other items over and above the basic scope of work, will be submitted by the fifth working day of the month in which the services were provided.

e)	Invoices are due and payable in full, within thirty (30) days from the date of the invoice. If an invoice, or any portion thereof, is not paid in full on or before the due date, then Company shall also pay Jovian interest on the unpaid balance at the rate of one and one half percent (1.5%) per month, for each day that the billing remains unpaid.

Invoicing Instructions:

Rockdale Resources Corporation

Attention: Accounting Dept.

Houston, TX 77024

Contractor and Company Representative:

For purposes of this Release, Company and Contractor representative for Scope of Service items are as follows:

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Company	Contractor
Rockdale Resources Corporation	Jovian Petroleum Corporation 710 North Post Oak Road, Suite 555
Houston, TX 77027	Houston, TX 77024
Name: David Baker Phone No.:	Name: Zel C. Khan Phone No.: 281.779.4850
Email Address:	Email Address: zel@jovianpetroleum.com

Approved By:	Accepted By:

Company: Rockdale Resources Corporation	Contractor:Jovian Petroleum Corporation
Name: David Baker	Name: Zel C. Khan
Title: President	Title: President
Date:	Date:

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Jovian Petroleum Corporation

For

Rockdale Resources Corporation

Scope of Work

SCOPE OF WORK

The Production Facility will be operated on a 24/7 operation.

Management Plan

Jovian Petroleum Corporation will provide the field personnel and field accounting, together with the necessary technical and administrative assistance required to operate and maintain the Production Facility on behalf of Company or as directed by the Company, generally as follows:

Personnel

Jovian will provide the field personnel as needed. Each individual assigned to the Company project has been qualified through Jovian background checks, physical examinations (includes audiogram and a panel drug screen), certifications (i.e. T-2, crane operator/rigger, first aid/CPR), and other factors which may affect an individual's ability to fully perform job functions.

SERVICE PROVIDED BY JOVIAN

Jovian will provide personnel, supervision, and field accounting to operate the Company’s Production Facility in accordance with all applicable government regulations, Company design criteria and good oilfield operating practices. Jovian’s responsibilities for the operations, maintenance and supervisory services are listed in the "Activity and Cost Responsibility" table, contained in the Commercial Section of this proposal, and shall consist of the following, except where the Company chooses to utilized their own personnel:

1.	Wells

a.	Operating the equipment above (downstream of) the head flange, testing and maintenance of the surface equipment downstream of the first flowline valve downstream of the Christmas Tree choke including all rotating machinery as well as safety devices and chemical injection equipment.
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b.	Testing and monitoring repairs on surface safety equipment. The testing of
SSSVs and advising Company is Jovian’s responsibility, but pulling and repair of SSSVs will be Company's responsibility. Jovian will not be responsible for any work conducted upstream of the first flowline valve downstream of the
Christmas Tree choke.
c.	Monitoring and testing the performance of the wells to maximize production from the wells. Monitoring and testing shall include the reading of charts and meters, recording wellhead pressures, calculating daily rates, determining specific gravity of condensate and salinity of water and recording and reporting production information to Company using the reporting system provided by Company.
Jovian will make its best efforts to ensure that information recorded and reported is accurate and reported in a timely manner.

2.	Production Equipment

a.	Operating, testing, maintenance and repair of process equipment and associated control devices in accordance with manufacturer's recommendations. Major repairs to be performed by Company.
b.	Monitoring, maintaining and adjustment of process pressures, liquid levels, flow rates and temperatures to deliver gas, condensate and oil to sales that meets pipeline specifications, and to discharge produced water in accordance with EPA standards.
c.	Adjusting and repairing control devices including control valves and pressure, temperature and level controllers, sensors, switches, and pressure pilots.
d.	Operating, testing and maintaining the equipment and controls on the dehydration systems.

3.	Measurement Equipment

a.	Ensuring the proper Operating, testing, maintaining and calibrating gas, condensate, oil and water measurement equipment in accordance with manufacturer's recommendations, and in accordance with Company's
Hydrocarbon Measurement Standard. This may include the use of 3rd party services.
b.	Interpreting gas meter charts and calculating gas volumes in accordance with
AGA No. 3 (as amended) and liquid volumes in accordance with ASTM
Standards from meter and product data. This may include the use of 3rd party services.
c.	Adjusting, calibrating and repairing of meters and recorders to provide accurate gas and liquid volumes and rates from well tests and sales meters. Jovian will witness meter calibrations and testing performed by others to verify meter factors and volumes. These will be performed in accordance with Company's
Hydrocarbon Measurement Standard.

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4. Mechanical Equipment

a. Performing preventive, and predictive, maintenance for all surface equipment.

b.	Operating and maintaining gas compressors and drivers in accordance with manufacturer's recommendations, including plug and wire changes, timing adjustments, carburetor adjustments, lubes, filter changes, valve changes, and cooling water adjustments.
c.	Monitoring and adjustment of pressures, liquid levels, flow rates and temperatures in applicable systems on compressor packages to conform with design and operating parameters.
d.	Monitoring and maintaining control panels, logic control systems, and shutdown devices per manufacturer's and RRC’s specifications.
e.	Operating, inspecting, and maintaining, engines (diesel and natural gas) and pumps (centrifugal and reciprocating), in accordance with manufacturer's recommendations.
f.	Operating, inspecting and maintaining the heavy equipment in accordance with manufacturer's recommendations.
g.	Operating, inspecting and maintaining electric generator system, including generators, switchgear, MCC.

5. Safety and Safety Shutdown Equipment

a.	All Jovian and subcontracted personnel will comply with applicable Federal, State laws at all times.
b.	All Jovian employees will be trained to a Operations Level as defined by OSHA.
c.	At least one Jovian employee will be qualified in the specific Operating Region to perform the following functions: Certified First Aid; Confined
Space Permitting; Lock-out /Tag-out; Hot Work Permitting; Waste Manifesting; and DOT compliance.
d.	Operating, inspecting and maintaining surface safety shutdown systems and devices, in accordance with RRC regulations.
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e.	Operating, inspecting, and maintaining safety equipment including fire fighting, life saving, gas and H2S detection equipment, survival capsules, navigation-aids, and alarm systems in accordance with RRC regulations and
manufactures recommendations.
f.	Briefing all personnel on all the emergency fire and alarm procedures. All persons entering the Facility must have Jovian’s written permission, except for Company's employees.

g. Notifying Company immediately of any observed hazardous conditions.
h. Reporting monthly to Company matters that may constitute a hazard.
i. Conducting safety meetings including fire and abandon drills.

j. Training all personnel and conducting all drills as set forth in the approved emergency evacuation plan for the facility.

6. Utilities and Quarters

a.	Operating, inspecting and maintaining utilities systems servicing each facility in accordance with manufacturer's recommendations. Utilities systems include the electrical, diesel, salt water, fresh water (cold and hot), instrument air, starting air, sewage, air-conditioning, refrigeration and high-pressure wash-down systems.
b.	Performing housekeeping duties in a manner which ensures a clean, safe work environment.

7. Structural

a.	Keeping equipment clean in a manner, which is in compliance with RRC or other applicable government regulations.
b.	Sandblasting and major painting projects will be Company's responsibility.

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8. Administration

a.	Ordering, receiving and verifying receipt of all replacement parts, spare parts, tools and supplies needed to operate and maintain the Facility and well as defined herein. A field order system will be used for all material and service orders. At commencement of the work, one complete set of vendor/manufacturer data books for all equipment installed on the facilities will be provided by Company.
b.	Verifying receipt of services performed by other contractors, and materials / supplies delivered to platforms.
c.	Maintaining a record of all equipment and personnel movements onto and off using a visitor log.

d. Operating communication equipment in accordance with applicable regulations.

e. Coordinating basic transportation.

f.	Securing all loose materials and equipment, evacuating all personnel and preparing for return after storm passing in accordance with Company evacuation procedures.

9. Reporting

a.	Preparing, transmitting and filing weekly and monthly, production, safety, maintenance and cost control information and reports to Company.
b.	Reporting weekly by email or telephone to Company designated production personnel on current activities and schedule.
c.	Reporting significant product sales information to pipeline companies, purchasers and other producers as authorized by Company. This includes reporting immediately any significant gas production rate changes to Company's
Producer Services Manager.
d.	Reporting immediately to Company any significant well, equipment, safety, production, regulatory or logistical problem along with findings and follow up action plans.

e. Coordinating, monitoring and reporting the activities of all third-party contractors.

f.	Collecting water samples for analysis of hydrocarbon content and toxicity. Sampling shall be conducted per state and federal guidelines.
g.	Implementing chemical injection programs as agreed with Company for oil, water and gas treatment to control corrosion and emulsion.

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10. Parts, Materials and Consumables

a.	An inventory of parts, materials and consumables ("Original Inventory") shall be compiled within 45-days after the effective date of the contract. The Original
Inventory shall be verified by the Company.
b.	Upon termination of the Services, Jovian will return to Company the Original Inventory and the Company will return to Jovian or pay an equivalent value of the Original Inventory that is the property of Jovian.

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